SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated April 25, 2008

of

ZALE CORPORATION

A Delaware Corporation

IRS Employer Identification No. 75-0675400

SEC File Number 001-04129

901 West Walnut Hill Lane

Irving, Texas  75038

(972) 580-4000

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-2(c))

Item 4.01                                             Changes in Registrants Certifying Accountant.

On May 1, 2008, the Company engaged Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent public accountants for the fiscal year ending July 31, 2008, following KPMG’s completion of its  review of Zale Corporation’s interim financial information as of and for the three-month and nine-month periods ended April 30, 2008. The decision to change accountants was approved by the Audit Committee of the board of directors.  The change in auditors eliminates any issue as to whether KPMG’s independence could be impacted by the service of Richard C. Breeden and James Cotter as members of the Company’s Board of Directors.  Mr. Breeden serves as KPMG’s Monitor, and Mr. Cotter is a member of Breeden’s monitoring team.

During the two fiscal years ended July 31, 2007 and July 31, 2006, and the subsequent interim period through May 1, 2008, there were no (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The audit reports of KPMG on the consolidated financial statements of the Company as of and for the years ended July 31, 2007, and 2006, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG on the effectiveness of internal control over financial reporting as of July 31, 2007, and on management’s assessment of the effectiveness of internal control over financial reporting  and the effectiveness of internal control over financial reporting as of July 31, 2006, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report indicates that the Company did not maintain effective internal control over financial reporting as of July 31, 2006, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company did not maintain effective policies and procedures to ensure the accounting for certain derivative financial instrument was in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

During the fiscal years ended July 31, 2007 and July, 31 2006, and through the date hereof, the Company did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s Consolidated Financial Statements, or any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) and the related instructions of Regulation S-K) or a “reportable event.”

The Company provided KPMG with a copy of the foregoing disclosures.  Exhibit 10.1 is a copy of KPMG’s letter, dated May 1, 2008.

Item 5.02                                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2008, the Company and Zale Delaware, Inc., a wholly-owned subsidiary of the Company, entered into a Separation and Release Agreement with Charles E. Fieramosca, a former executive officer of the Company.  Under the terms of the agreement, Mr. Fieramosca (a) will receive a severance payment in the amount of $359,750, (b) for a period of up to approximately one year from the date of his termination of employment, will be eligible to continue medical insurance coverage at the same rates paid by similarly situated executives of the Company, and thereafter will be eligible to continue medical insurance coverage in accordance with COBRA, and (c) will receive a payment of $44,141, representing the unpaid portion of his vested benefits under the Zale Supplemental Executive Retirement Plan.  Under the agreement, Mr. Fieramosca agreed to certain non-competition, non-solicitation and confidentiality provisions for a period of time following his termination of employment.

Item 9.01                                            Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                          Letter from KPMG LLP to the Securities and Exchange Commission, dated May 1, 2008, regarding change in certifying accountant

10.2                          Separation and Release Agreement, among Zale Corporation, Zale Delaware, Inc. and Charles E. Fieramosca

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION

DATE:	May 1, 2008	By:	/s/ Rodney Carter
Rodney Carter
Executive Vice President, Chief Financial Officer
and Chief Administrative Officer